NEWS RELEASE

AFC ENTERPRISES REPORTS FINANCIAL RESULTS FOR THIRD QUARTER 2010;
RAISES FISCAL 2010 EARNINGS GUIDANCE

ATLANTA, November 10, 2010 — AFC Enterprises, Inc. (NASDAQ: AFCE), the franchisor and operator of Popeyes® restaurants, today reported results for third quarter and third quarter year-to-date 2010 which ended October 3, 2010. The Company also raised earnings guidance for fiscal 2010 and provided a business update on its Strategic Plan.
Third Quarter 2010 Highlights Compared to Third Quarter 2009:
•	Reported net income was $5.9 million, or $0.23 per diluted share, compared to $0.13 per diluted share last year. Adjusted earnings per diluted share were $0.23, compared to $0.18 last year. Year-to-date, adjusted earnings per diluted share were $0.68 compared to $0.57 last year. Adjusted earnings per diluted share is a supplemental non-GAAP measure of performance. See the heading entitled “Management’s Use of Non-GAAP Financial Measures.”

•	Total system-wide sales increased 8.2 percent compared to a 0.5 percent increase in 2009.

•	Global same-store sales increased 5.2 percent compared to a 0.3 percent decrease last year. Total domestic same-store sales increased 5.3 percent compared to a 0.3 percent decrease last year. The Company’s same-store sales performance reflects its successful Bonafide® bone-in chicken value offerings in the third quarter and represented a promotional timing shift from last year when the Company ran similar offerings in the second quarter. International same-store sales increased 4.3 percent compared to a 1.0 percent decrease in 2009.

•	The Popeyes system opened 24 restaurants and permanently closed 18 restaurants, resulting in 6 net openings.

•	Company-operated restaurants operating profit margin was 17.1 percent of sales, an increase of 210 basis points over last year. This improvement was primarily due to higher same-store sales. Company-operated restaurants operating profit margin is a supplemental non-GAAP measure of performance. See the heading entitled “Management’s Use of Non-GAAP Financial Measures.”

•	Year-to-date EBITDA of $36.0 million was 32.1 percent of total revenues, which included $0.1 million of other income, compared to EBITDA last year of $33.8 million, at 29.3 percent of total revenues, which included $2.6 million of other income. The Company’s EBITDA as a percentage of total revenues remains among the highest in the restaurant industry. EBITDA is a supplemental non-GAAP measure of performance. See the heading entitled “Management’s Use of Non-GAAP Financial Measures.”
-more-

NEWS RELEASE

•	Year-to-date, the Company has generated $22.3 million of free cash flow, which included $0.1 million of other income, compared to $19.3 million in the same time period last year, which included $2.6 million of other income. Free cash flow is a supplemental non-GAAP measure of performance. See the heading entitled “Management’s Use of Non-GAAP Financial Measures.”
AFC Enterprises Chief Executive Officer Cheryl Bachelder stated, “We are delighted with our third quarter earnings performance which was driven by strong positive same-store sales. During the third quarter, we announced Popeyes beat KFC® in a U.S. taste test between Popeyes spicy and mild bone-in fried chicken and KFC®’s Original Recipe® bone-in fried chicken. We declared what we have always known, that Popeyes chicken simply tastes better. This national campaign was one of our most successful ever. I am proud of our management team and the Popeyes system for these results that continue to steadily outperform our competitors.”
Strategic Plan Update
The Company’s Strategic Plan is built on the Four Pillars below.
1.	Build the Popeyes Brand
•	At the end of August, the Company announced that Popeyes’ Spicy and Mild Bonafide® bone-in fried chicken had beaten KFC®’s Original Recipe® bone-in fried chicken in a national taste test. In connection with the announcement, the Company ran national media advertising which promoted Bonafide bone-in chicken with a 2-piece offer for $1.99 and a 9-piece box offer for $7.99.

•	Popeyes is currently promoting its 2nd Annual Crawfish Festival with national media advertising. For the festival, Popeyes is featuring its spicy, crispy Crawfish Tackle Box with Cajun fries and a buttermilk biscuit, and three menu items — Crawfish Po’Boy, Crawfish Traveler, and Crawfish Etouffee.
2.	Run Great Restaurants
•	Third quarter Guest Experience Monitor (GEM) “% Delighted” scores were at 73 percent, up 6 percentage points from a year ago. The Company’s speed of service focus continues to deliver improvements throughout the system as well. In the third quarter, Popeyes GEM “Speed of Service” scores were up 10 percentage points over the third quarter last year when the new speed program was rolled out. In addition, by the end of the third quarter, Popeyes had more than 900 restaurants reporting drive-thru times on a weekly basis, with approximately 40 percent of those restaurants reporting drive-thru times at or below 180 seconds.
3.	Strengthen Unit Economics
•	In the third quarter, Popeyes restaurants acheived a 2.5 percent decrease in food costs compared to last year, primarily the result of successful renegotiation of vendor contracts, restaurant efficiency initiatives, and declines in commodity costs. On a full year basis, the Company continues to expect these cost savings to deliver one full percentage point of restaurant operating profit margin improvement compared to 2009.
-more-

NEWS RELEASE

4.	Ramp Up New Unit Growth
•	The Company’s global development pipeline for new unit openings continues to strengthen. During the first three quarters of 2010, the Company opened 58 new restaurants. The Company continues to expect global openings of 120-130 new restaurants for the full year. Consistent with prior years, many of these openings are expected to occur in December. Additionally, the Company now expects closures to be approximately 70 restaurants, resulting in 50-60 net unit growth, compared to previous guidance of 80-90 restaurant closures and 30-50 net unit growth.
Third Quarter 2010 Financial Performance Compared to Third Quarter 2009
Total system-wide sales increased by 8.2 percent. System-wide sales were comprised of $426.6 million in franchise restaurant sales and $12.3 million in company-operated restaurant sales.
Global same-store sales increased 5.2 percent compared to a 0.3 percent decrease in 2009. Total domestic same-store sales increased 5.3 percent compared to a 0.3 percent decrease last year. The Company’s same-store sales performance reflects its successful Bonafide® bone-in chicken value offerings in the third quarter and represented a promotional timing shift from last year when the Company ran similar offerings in the second quarter. Year-to-date total domestic same-stores sales increased 1.5 percent compared to a 1.1 percent increase last year. According to independent data, Popeyes’ third quarter domestic same-store sales significantly outpaced both the QSR and chicken QSR categories by 3 and 10 percentage points, respectively. During the fourth quarter, Popeyes’ marketing efforts will remain focused on offering its guests the brand’s distinctive food at compelling value to drive traffic into the restaurants.
International same-store sales increased 4.3 percent compared to a 1.0 percent decrease in 2009. Strong sales in Canada, Turkey, Korea and Latin America were partially offset by weaker performance in the Middle East and overseas U.S. military bases. The Company’s international marketing focus will continue to increase the emphasis on value promotions to drive traffic.
Total revenues were $34.1 million, compared to $31.9 million last year. This $2.2 million increase was primarily due to positive same-store sales.
Company-operated restaurants operating profit margin was 17.1 percent of sales, an increase of 210 basis points over last year. This improvement was primarily due to higher same-store sales. Company-operated restaurants operating profit margin is a supplemental non-GAAP measure of performance. See the heading entitled “Management’s Use of Non-GAAP Financial Measures.”
Rent and other occupancy expenses associated with properties leased or sub-leased to franchisees or other third parties were $0.1 million in the third quarter, a $0.5 million decrease from last year, primarily due to a rent adjustment from a lease termination of an income property.
-more-

NEWS RELEASE

General and administrative expenses were $12.3 million, or 2.8 percent of system-wide sales, compared to $12.0 million, or 3.0 percent of system-wide sales, last year. General and administrative expenses as a percent of system-wide sales were lower primarily due to timing of expenses which will be incurred later in the year and due to stronger same-store sales performance. General and administrative expenses as a percentage of system-wide sales remains among the lowest in the restaurant industry.
Year-to-date EBITDA of $36.0 million was 32.1 percent of total revenues, which included $0.1 million of other income, compared to EBITDA last year of $33.8 million, at 29.3 percent of total revenues, which included $2.6 million of other income. The Company’s EBITDA as a percentage of total revenues remains among the highest in the restaurant industry. EBITDA is a supplemental non-GAAP measure of performance. See the heading entitled “Management’s Use of Non-GAAP Financial Measures.”
Operating profit was $10.6 million compared to operating profit of $8.9 million last year.
Interest expense, net was $1.4 million in the third quarter, a $2.1 million decrease from 2009. This decrease was primarily due to $1.9 million expensed in the third quarter last year in connection with the Company’s amendment of its credit facility and lower average debt balances as compared to 2009.
Income tax expense was $3.3 million, an effective tax rate of 35.9 percent, compared to an effective tax rate of 37.0 percent in the prior year. The lower effective rate is primarily due to adjustments to estimated tax reserves.
Reported net income was $5.9 million, or $0.23 per diluted share, compared to $3.4 million, or $0.13 per diluted share, last year. Adjusted earnings per diluted share were $0.23 compared to $0.18 in 2009. Year-to-date adjusted earnings per diluted share were $0.68 compared to $0.57 last year. Adjusted earnings per diluted share is a supplemental non-GAAP measure of performance. See the heading entitled “Management’s Use of Non-GAAP Financial Measures.”
During the third quarter, the Popeyes system opened 24 restaurants, which included 12 domestic and 12 international. The Popeyes system permanently closed 18 restaurants, including 12 domestic and 6 international. Year-to-date, Popeyes opened 58 restaurants and permanently closed 47 restaurants, resulting in 11 net openings, compared to 51 restaurants openings and 61 permanent closures last year. The lower closure rate reflects stronger restaurant performance as a result of higher sales, cost savings initiatives, and improved operations.
At the end of the third quarter, the Popeyes system had 1,949 restaurants, compared to 1,918 restaurants at the end of the third quarter last year. Total unit count was comprised of 1,570 domestic and 379 international restaurants in 26 foreign countries, Guam, Puerto Rico, and the Cayman Islands. Of this total, 1,912 were franchised restaurants and 37 were company-operated restaurants.
-more-

NEWS RELEASE

Uses of Cash Flow
Through the end of the third quarter, the Company generated $22.3 million of free cash flow, which included $0.1 million of other income, compared to $19.3 million in 2009, which included $2.6 million of other income. Free cash flow is a supplemental non-GAAP measure of performance. See the heading entitled “Management’s Use of Non-GAAP Financial Measures.” At the end of third quarter, the Company had $11.8 million in cash.
At the end of the third quarter, the Company’s total outstanding debt was $67.3 million and its Total Leverage Ratio (TLR) was 1.24 to 1, compared to $88.6 million of total outstanding debt and a TLR of 2.14 to 1 at the end of the third quarter last year. The Company is currently evaluating refinancing options with the intent to complete a refinancing of its credit facility near year end.
For fiscal 2011, the Company has prioritized its uses of cash to be 1) investments in its core business that deliver positive long-term returns to its stakeholders; and 2) opportunistic share repurchases and debt repayments. Core business investments may include the selective acquisition of Popeyes restaurants to improve operations and brand image, the opening of additional Popeyes restaurants in company-operated markets, and the re-imaging of company-operated restaurants. These investments would not materially change the Company’s percentage of franchised restaurants or the Company’s strategy of operating as a highly franchised best-in-class restaurant franchisor providing outstanding support to the Popeyes system.
Fiscal 2010 Guidance
Given its year-to-date same-store sales performance, the Company now projects that its global same-store sales for fiscal 2010 will be positive 2.0 percent to positive 2.5 percent, an increase from the Company’s previous guidance of flat to positive 2.0 percent.
Popeyes continues to expect its global new openings will be in the range of 120-130 restaurants. Consistent with prior years, many of these new openings are projected to occur in December. The Company now expects its closures will be approximately 70 restaurants, resulting in 50-60 net unit growth, compared to previous guidance of 30-50 net unit growth.
Additionally, the Company now expects general and administrative expenses for fiscal 2010 to be approximately 3.0 percent of system-wide sales, an improvement from its previous guidance of 3.1-3.2 percent of system-wide sales. During the fourth quarter, management now expects general and administrative expenses to be in the range of $14.0-$14.5 million, which is approximately $2 million, or $0.05 per diluted share, higher than the year-to-date run rate. This increase is due primarily to the timing of 2010 investment spending occurring later in the year than originally planned. This $2 million includes investments for new product testing, new domestic restaurant development personnel, and international personnel to support Popeyes global growth.
-more-

NEWS RELEASE

The Company now expects 2010 adjusted earnings per diluted share will be $0.81-$0.83, an increase from previous guidance of $0.75-$0.79 per diluted share, compared to adjusted earnings per diluted share of $0.74 last year. The Company calculates 2010 adjusted earnings per diluted share by excluding its year-to-date tax benefit of $1.4 million, or $0.05 per diluted share. Adjusted earnings per diluted share is a supplemental non-GAAP measure of performance. See the heading entitled “Management’s Use of Non-GAAP Financial Measures.”
Long-Term Guidance
Consistent with previous guidance, over the course of the next five years, the Company believes the execution of its Strategic Plan will deliver on an average annualized basis the following results: same-store sales growth of 1 to 3 percent; net new unit growth of 4 to 6 percent; and earnings per diluted share growth of 13 to 15 percent.
Conference Call
The Company will host a conference call and internet webcast with the investment community at 9:00 A.M. Eastern Time on November 11, 2010, to review the results of the third quarter 2010. To access the Company’s webcast, go to www.afce.com, select “Investor Information” and then select “AFC Enterprises Third Quarter 2010 Earnings Conference Call.” A replay of the conference call will be available for 90 days at the Company’s website or through a dial-in number for a limited time following the call.
Corporate Profile
AFC Enterprises, Inc. is the franchisor and operator of Popeyes® restaurants, the world’s second-largest quick-service chicken concept based on number of units. As of
October 3, 2010, Popeyes had 1,949 operating restaurants in the United States, Guam, Puerto Rico, the Cayman Islands and 26 foreign countries. AFC’s primary objective is to deliver sales and profits by offering excellent investment opportunities in its Popeyes brand and providing exceptional franchisee support systems and services to its owners. AFC Enterprises can be found at www.afce.com.
*KFC and Original Recipe are registered trademarks of KFC Corporation.
AFC Contact Information
Investor inquiries:
Cheryl Fletcher, Director, Finance & Investor Relations
(404) 459-4487 or investor.relations@afce.com
Media inquiries:
Alicia Thompson, Vice President, Popeyes Communications & Public Relations
(404) 459-4572 or popeyescommunications@popeyes.com
Supplemental Financial Information on pages 7 — 14.
-more-

NEWS RELEASE
AFC Enterprises, Inc.
Condensed Consolidated Balance Sheets (unaudited)
(In millions, except share data)

	10/03/2010	12/27/2009
ASSETS
Current assets:
Cash and cash equivalents	$11.8	$4.1
Accounts and current notes receivable, net	5.4	9.1
Other current assets	3.8	3.9
Advertising cooperative assets, restricted	15.7	16.0

Total current assets	36.7	33.1

Long-term assets:
Property and equipment, net	21.0	21.5
Goodwill	11.1	11.1
Trademarks and other intangible assets, net	47.2	47.6
Other long-term assets, net	2.0	3.3

Total long-term assets	81.3	83.5

Total assets	$118.0	$116.6

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$3.6	$4.8
Other current liabilities	10.1	13.7
Current debt maturities	0.9	1.3
Advertising cooperative liabilities	15.7	16.0

Total current liabilities	30.3	35.8

Long-term liabilities:
Long-term debt	66.4	81.3
Deferred credits and other long-term liabilities	18.3	17.7

Total long-term liabilities	84.7	99.0

Total liabilities	115.0	134.8

Commitments and contingencies
Shareholders’ equity (deficit):
Preferred stock ($.01 par value; 2,500,000 shares authorized; 0 shares issued and outstanding)	—	—
Common stock ($.01 par value; 150,000,000 shares authorized; 25,606,205 and 25,455,917 shares issued and outstanding at October 3, 2010 and December 27, 2009, respectively)	0.3	0.3
Capital in excess of par value	114.6	112.3
Accumulated deficit	(111.8)	(130.3)
Accumulated other comprehensive loss	(0.1)	(0.5)

Total shareholders’ equity (deficit)	3.0	(18.2)

Total liabilities and shareholders’ equity (deficit)	$118.0	$116.6

-more-

NEWS RELEASE

AFC Enterprises, Inc.
Condensed Consolidated Statements of Operations (unaudited)
(In millions, except per share data)

	12 Weeks Ended		40 Weeks Ended
	10/03/2010	10/04/2009	10/03/2010	10/04/2009

Revenues:
Sales by company-operated restaurants	$12.3	$11.3	$40.5	$46.2
Franchise revenues	20.8	19.5	68.4	65.8
Rent and other revenues	1.0	1.1	3.3	3.5

Total revenues	34.1	31.9	112.2	115.5

Expenses:

Restaurant employee, occupancy and other expenses	6.2	5.9	20.2	24.2
Restaurant food, beverages and packaging	4.0	3.7	12.9	15.3
Rent and other occupancy expenses	0.1	0.6	1.5	1.9
General and administrative expenses	12.3	12.0	41.7	42.9
Depreciation and amortization	0.9	0.9	3.0	3.6
Other expenses (income), net	—	(0.1)	(0.1)	(2.6)

Total expenses	23.5	23.0	79.2	85.3

Operating profit	10.6	8.9	33.0	30.2
Interest expense, net	1.4	3.5	5.9	6.5

Income before income taxes	9.2	5.4	27.1	23.7
Income tax expense	3.3	2.0	8.6	8.9

Net income	$5.9	$3.4	$18.5	$14.8

Earnings per common share, basic:	$0.23	$0.13	$0.73	$0.58

Earnings per common share, diluted:	$0.23	$0.13	$0.73	$0.58

Weighted-average shares outstanding:
Basic	25.3	25.3	25.3	25.2
Diluted	25.5	25.4	25.5	25.4
-more-

NEWS RELEASE

AFC Enterprises, Inc.
Condensed Consolidated Statements of Cash Flows (unaudited)
(In millions)

	40 Weeks Ended
	10/03/2010	10/04/2009
Cash flows provided by (used in) operating activities:
Net income	$18.5	$14.8

Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	3.0	3.6
Asset write-downs	0.3	0.2
Net gain on sale of assets	(0.4)	(3.1)
Deferred income taxes	1.0	0.9
Non-cash interest expense, net	1.2	1.4
Provision for credit losses	(0.2)	1.1
Stock-based compensation expense	1.9	1.4
Change in operating assets and liabilities:
Accounts receivable	1.9	(1.0)
Other operating assets	(0.3)	1.8
Accounts payable and other operating liabilities	(4.5)	(3.2)

Net cash provided by operating activities	22.4	17.9

Cash flows provided by (used in) investing activities:
Capital expenditures	(2.3)	(0.8)
Proceeds from dispositions of property and equipment	—	7.7
Proceeds from notes receivable and other	2.5	11.0

Net cash provided by investing activities	0.2	17.9

Cash flows provided by (used in) financing activities:
Principal payments — 2005 Credit Facility (term loan)	(15.0)	(29.9)
Principal payments — 2005 revolving credit facility	—	(0.5)
Issuance of stock from options plan	0.5	—
Debt issuance costs	—	(1.8)
Other financing activities, net	(0.4)	(0.7)

Net cash used in financing activities	(14.9)	(32.9)

Net increase in cash and cash equivalents	7.7	2.9
Cash and cash equivalents at beginning of year	4.1	2.1

Cash and cash equivalents at end of quarter	$11.8	$5.0

-more-

NEWS RELEASE

	Q3 Ended	Q3 Ended	Year-to-date	Year-to-date
	10/03/2010	10/04/2009	10/03/2010	10/04/2009
Total Same-Store Sales
Company-operated	8.5%	3.0%	2.6%	(0.6%)
Franchised [a]	5.2%	(0.4%)	1.5%	1.2%

Total Domestic	5.3%	(0.3%)	1.5%	1.1%
International [b]	4.3%	(1.0%)	2.7%	2.7%

Global	5.2%	(0.3%)	1.6%	1.3%
Total Franchised (a and b)	5.1%	(0.4%)	1.6%	1.3%

New Unit Openings
Company-operated	0	0	0	0
Franchised	12	9	23	19

Total Domestic	12	9	23	19
International	12	12	35	32

Global	24	21	58	51

Unit Count
Company-operated	37	37	37	37
Franchised	1,533	1,534	1,533	1,534

Total Domestic	1,570	1,571	1,570	1,571
International	379	347	379	347

Global	1,949	1,918	1,949	1,918

-more-

NEWS RELEASE

Management’s Use of Non-GAAP Financial Measures
Company-Operated Restaurant Operating Profit Margins: Calculation and Definition
The Company defines company-operated restaurant operating profit margins as “sales by company-operated restaurants” minus “restaurant employee, occupancy and other expenses” minus “restaurant food, beverages and packaging.” The following table reconciles on a historical basis for third-quarter of 2010, third and third quarter of 2009, the Company’s company-operated restaurant operating profit margins to the line item on its consolidated statement of operations entitled “sales by company-operated restaurants,” which the Company believes is the most directly comparable GAAP measure on its consolidated statement of operations to company-operated restaurant operating profit margins:

(dollars in millions)	Q3 10/03/2010	Q3 10/04/2009
Sales by company-operated restaurants	$12.3	$11.3
Restaurant employee, occupancy and other expenses	$(6.2)	$(5.9)
Restaurant food, beverages and packaging	$(4.0)	$(3.7)
Company-operated restaurant operating profit	$2.1	$1.7
Company-operated restaurant operating profit margins as a percentage of sales by company-operated restaurants	17.1%	15.0%
EBITDA: Calculation and Definition
The Company defines EBITDA as “earnings before interest expense, taxes, depreciation and amortization”. The following table reconciles on a historical basis for third quarter year-to-date of 2010 and third quarter year-to-date of 2009, the Company’s earnings before interest expense, taxes, depreciation and amortization (“EBITDA”) on a consolidated basis to the line on its consolidated statement of operations entitled net income, which the Company believes is the most directly comparable GAAP measure on its consolidated statement of operations to EBITDA:

	Year-to-date	Year-to-date
(dollars in millions)	10/03/2010	10/04/2009
Net income	$18.5	$14.8
Interest expense, net	$5.9	$6.5
Income tax expense	$8.6	$8.9
Depreciation and amortization	$3.0	$3.6
EBITDA	$36.0	$33.8
Total Revenue	$112.2	$115.5
EBITDA as a percentage of Total Revenue (EBITDA margin)	32.1%	29.3%
-more-

NEWS RELEASE

Free cash flow: Calculation and Definition
The Company defines Free Cash Flow as net income plus depreciation and amortization, plus stock compensation expense, minus maintenance capital expenses (which includes: for third quarter year-to-date of 2010 $0.5 million for restaurant re-image projects, and $0.6 million in other capital assets to maintain, replace and extend the lives of company-operated QSR equipment, facilities and other corporate assets; and for third quarter year-to-date of 2009 $0.5 million in other capital assets to maintain, replace and extend the lives of company-operated QSR equipment, facilities and other corporate assets). The following table reconciles on a historical basis for third quarter year-to-date of 2010 and third quarter year-to-date of 2009, the Company’s free cash flow on a consolidated basis to the line on its consolidated statement of operations entitled net income, which the Company believes is the most directly comparable GAAP measure on its consolidated statement of operations to free cash flow:

	Year-to-date	Year-to-date
(dollars in millions)	10/03/2010	10/04/2009
Net income	$18.5	$14.8
Depreciation and amortization	$3.0	$3.6
Stock-based compensation expense	$1.9	$1.4
Maintenance capital expenses	$(1.1)	$(0.5)
Free cash flow	$22.3	$19.3
Total Revenue	$112.2	$115.5
Free cash flow as a percentage of Total Revenue (Free cash flow margin)	19.9%	16.7%
-more-

NEWS RELEASE

Adjusted earnings per diluted share: Calculation and Definition
The Company defines adjusted earnings for the periods presented as the Company’s reported net income after adjusting for certain non-operating items consisting of (i) other income, net (which for third quarter 2010 includes $0.1 million for impairments and disposals of fixed assets and $0.1 million for net gain on sales of assets; and for third quarter year-to-date 2010 includes $0.3 million for impairments and disposals of fixed assets and $0.4 million for net gain on sales of assets; and for third quarter 2009 includes $0.1 million for net gain on sales of assets; and for third quarter year-to-date 2009 includes $0.2 million for impairments and disposals of fixed assets, $3.1 million for net gain on sales of assets, and $0.3 million for other costs; and for fiscal 2009 includes $3.3 million on the sale of assets partially offset by a $0.4 million loss on insurance recoveries related to asset damages, a $0.2 million impairment related to restaurant closures and $0.6 million related to impairments and disposals of fixed assets), (ii) the interest expense associated with the credit facility amendment, (iii) the tax effect of these adjustments, and (iv) the tax audit benefit. Adjusted earnings per diluted share provides the per share effect of adjusted net income on a diluted basis. The following table reconciles on a historical basis for third quarter 2010, third quarter year-to-date of 2010, third quarter 2009, third quarter year-to-date of 2009, and fiscal 2009, the Company’s adjusted earnings per diluted share on a consolidated basis to the line on its consolidated statement of operations entitled net income, which the Company believes is the most directly comparable GAAP measure on its consolidated statement of operations to adjusted earnings per diluted share:

			Year-to-date	Year-to-date
(in millions, except per share data)	Q3 2010	Q3 2009	10/03/2010	10/04/2009	Fiscal 2009
Net income	$5.9	$3.4	$18.5	$14.8	$18.8
Other expense (income), net	—	$(0.1)	$(0.1)	$(2.6)	$(2.1)
Interest expense associated with credit facility amendment	—	$1.9	—	$1.9	$1.9
Tax effect	—	($0.7)	$0.1	$0.3	$0.1
Tax audit benefit	—	—	($1.4)	—	—
Adjusted net income	$5.9	$4.5	$17.1	$14.4	$18.7
Adjusted earnings per diluted share	$0.23	$0.18	$0.68	$0.57	$0.74
Weighted-average diluted shares outstanding	25.5	25.4	25.5	25.4	25.4
-more-

NEWS RELEASE

Management’s Use of Non-GAAP Financial Measures
Company-operated restaurant operating profit margins, EBITDA, free cash flow and adjusted earnings per diluted share are supplemental non-GAAP financial measures. The Company uses company-operated restaurant operating profit margins, EBITDA, free cash flow and adjusted earnings per diluted share, in addition to net income, operating profit and cash flows from operating activities, to assess its performance and believes it is important for investors to be able to evaluate the Company using the same measures used by management. The Company believes these measures are important indicators of its operational strength and performance of its business because they provide a link between profitability and operating cash flow. Company-operated restaurant operating profit margins, EBITDA, free cash flow and adjusted earnings per diluted share as calculated by the Company are not necessarily comparable to similarly titled measures reported by other companies. In addition, Company-operated restaurant operating profit margins, EBITDA, free cash flow and adjusted earnings per diluted share: (a) do not represent net income, cash flows from operations or earnings per share as defined by GAAP; (b) are not necessarily indicative of cash available to fund cash flow needs; and (c) should not be considered as an alternative to net income, earnings per share, operating profit, cash flows from operating activities or other financial information determined under GAAP.
Forward-Looking Statement: Certain statements in this release contain “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management’s current expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements are subject to a number of risks and uncertainties. Examples of such statements in this press release include discussions regarding the Company’s planned implementation of            its strategic plan, discussions regarding the Company’s planned use of cash for fiscal 2011 including investments in its core business, share repurchases, and debt repayments, the Company’s intention to refinance its current credit facility and the timing thereof, projections and expectations regarding same-store sales for fiscal 2010 and beyond, the Company’s ability to improve restaurant level margins, guidance for new restaurant openings and closures, and the Company’s anticipated 2010 and long-term performance, including projections regarding general and administrative expenses, and net earnings per diluted share, and similar statements of belief or expectation regarding future events. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: competition from other restaurant concepts and food retailers, continued disruptions in the financial markets, the loss of franchisees and other business partners, labor shortages or increased labor costs, increased costs of our principal food products, changes in consumer preferences and demographic trends, as well as concerns about health or food quality, instances of avian flu or other food-borne illnesses, general economic conditions, the loss of senior management and the inability to attract and retain additional qualified management personnel, limitations on our business under our credit facility, our ability to comply with the repayment requirements, covenants, tests and restrictions contained in our credit facility, failure of our franchisees, a decline in the number of franchised units, a decline in our ability to franchise new units, slowed expansion into new markets, unexpected and adverse fluctuations in quarterly results, increased government regulation, effects of volatile gasoline prices, supply and delivery shortages or interruptions, currency, economic and political factors that affect our international operations, inadequate protection of our intellectual property and liabilities for environmental contamination and the other risk factors detailed in our 2009 Annual Report on Form 10-K and other documents we file with the Securities and Exchange Commission. Therefore, you should not place undue reliance on any forward-looking statements.
-End-